--------------------
        SEAL
 SECRETARY OF STATE
  STATE OF NEVADA
   OCT 28, 1993
    No. 3333-93
--------------------


                            ARTICLES OF INCORPORATION
                           ===========================


KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Nevada, and we do hereby certify:

FIRST: The name of the corporation is: Mattress Showrooms Inc.

SECOND: The principal office of the corporation is to be located at 4660 S. Eastern Ave. Ste 102, Las Vegas, NV 89119, City of Las Vegas, County of Clark, State of Nevada, and that the Resident Agent in charge thereof is Vasquez and Associates but the corporation may maintain an office at such towns, cities and places outside the State of nevada as the Board of Directors may, from time to time, determine, or as may be designated by the laws of the corporation.

THIRD: That the purpose for which said corporation is formed, and the nature of the objects proposed to be transacted and carried by it are: Retail Mattress and Furniture Sales, and to engage in any lawful activity or practice.

FOURTH: The total authorized capital stock of the corporation shall be TWENTY-FIVE HUNDRED (2,500) Shares of class A Common Stock of the Par Value of without par value, all of which shall be entitled to voting power.

FIFTH: The members of the governing board shall be styled Directors, and the number of such Board of Directors shall not be less than two (2) nor more than five (5), and the names and addresses of the first Board of Directors consisting of members, are as follows:

         NAME                       POST OFFICE ADDRESS
         ----                       -------------------

    Nelson Vasquez              4660 S. Eastern Ave. Ste 103
                                Las Vegas, NV 89119






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SIXTH:  The  capital  stock  of  the  corporation,   after  the  amount  of  the
subscription price had been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable, or assessed, and the Articles of Incorporation shall not be amended in this particular.

SEVENTH: Every stockholder of this corporation shall, upon the sale of any new stock of such corporation, of the same class as that which he already hold, have the right to purchase his pro rate share of such new stock in proportion to this shareholdings at that time, for such amounts as may be determined to be the offering price of the stock to either share holders or non-shareholders.

EIGHTH: The names and post office addresses of each of the incorporators signing these Articles of Incorporation are as follows:

         NAME                       POST OFFICE ADDRESS
         ----                       -------------------

    Nelson Vasquez               4660 S. Eastern Ave. Ste 103
                                 Las Vegas, NV 89119


NINTH: The corporation shall have perpetual existence.

TENTH: The stockholders of the corporation shall not be individually liable for the debts or the liabilities of the corporation, except that the holder of shares of stocks not fully paid shall be personally liable to the corporation in amounts not to exceed the amount unpaid on the shares held by him, at the subscription price, then, and then only, when there is a written contract of subscription of stock.

ELEVENTH: The Board of Directors shall have the power and authority to make and alter, and amend the By Laws, to fix the amount in each or otherwise to be reserved as working capital, and to authorize and cause to be executed, mortgage, and other liens upon property, business and franchises of the corporation.

IN WITNESS WHEREOF, the undersigned incorporators have executed these Articles of Incorporation this 26 day of October, 1993.

                                                   /s/ Nelson Vasquez
                                                   ------------------
---------------
NOTARY SEAL
STATE OF NEVADA
COUNTY OF CLARK
---------------

--------------------
        SEAL
 SECRETARY OF STATE
   STATE OF NEVADA
    OCT 28, 1993
     No. 3333-93

--------------------


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           PRECIOUS METAL MINES, INC.


Pursuant to the applicable provisions of Chapter 78 of the Nevada General Corporation Law, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST: The present name of the corporation is Precious Metal Mines, Inc.

SECOND: The following amendments to its Articles of Incorporation were adopted by the shareholders of the Corporation on June 7, 1994 in the manner prescribed by Nevada law. Article No. 4 is amended as follows:

                                      No. 4
                                 CAPITALIZATION
                                 --------------

     The total authorized capital stock of this corporation shall be Fifty Million (50,000,000) shares of COMMON STOCK, each of which shares shall have the par value of ONE CENT ($.01), totaling $500,000.


THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 411,255.

FOURTH: The foregoing Certificate of Amendment to the Articles of Incorporation was first authorized by the Board of Directors and subsequently duly adopted by the stockholders in the written consent of the stockholders holding majority of outstanding stock etitled to vote therefor (329,000 shares or 80%).

Dated this 7th day of June, 1994.

                                                  PRECIOUS METALS MINES, INC.

                                                  By: /s/ Andrew W. Berney
                                                  -----------------------------
                                                   Andrew W. Berney
                                                   President

ATTEST:

/s/ Raymond M. Girard
----------------------
Raymond M. Girard
Secretary




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